Exhibit 3.18

FIRST AMENDED LIMITED LIABILITY COMPANY AGREEMENT
OF
Call Interactive Holdings LLC

This First Amended Limited Liability Company Agreement (this “Agreement”) is made and entered into as of October 7, 2002 between Call Interactive Holdings LLC, a Delaware limited liability company (the “Company”), and First Data Corporation, a Delaware corporation, as the sole member (the “Member”) of the Company.

WHEREAS, SY Holdings, Inc., the predecessor in interest to the Member, has heretofore filed a Certificate of Formation with the Secretary of State of the State of Delaware to form the Company under and pursuant to the Delaware Limited Liability Company Act, as amended (the “Act”);

WHERAS, effective as of the date hereof, SY Holdings, Inc. has distributed to the Member its 100% membership interest in the Company;

WHEREAS, in accordance with the Act, each of the Company and the Member desire to enter into this Agreement to set forth the rights, powers and interests of the Member with respect to the Company;

NOW, THEREFORE, in consideration of the mutual promises and agreements made herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.             Formation and Name. The Company has been organized as a Delaware limited liability company under and pursuant to the Act by the filing of a Certificate of Formation with the Office of the Secretary of State of Delaware as required by the Act. In the event of a conflict between the terms of this Agreement and the Certificate of Formation, the terms of the Certificate of Formation shall prevail. The name of the Company is Call Interactive Holdings LLC.

2.             Purpose. The Company is formed for the purpose of engaging in any or all lawful businesses for which limited liability companies may be organized under the Act.

3.             Registered Office. The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the initial registered office named in the Certificate of Formation or such other office (which need not be a place of business of the Company) as the Member may designate from time to time in the manner provided by the Act.

4.             Registered Agent. The registered agent of the Company in the State of Delaware shall be the initial registered agent named in Certificate of Formation or such other Person or Persons as the Member may designate in the manner provided by the Act.

5.             Sole Member. The Member of the Company and its membership interest is listed on Schedule I of this Agreement and the address of the Member is as set forth on such Schedule I. As of the date hereof, there are no other Members of the Company and no other Person has any right to take part in the ownership of the Company.

6.             Management. The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, a management committee, the managers of which shall be designated by the Member.

7.             Dissolution. The Company shall be dissolved only upon the written direction of the Member to dissolve and wind up the affairs of the Company.

8.             Allocation of Profits and Losses. The Company’s profits and losses shall be allocated to the Member in accordance with its percentage of interest in the ownership of the Company.

9.             Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member.

10.          Liability of Members. The Member shall have no liability for the obligations or liabilities of the Company except to the extent provided in the Act.

11.          Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Limited Liability Company Agreement as of the 3rd day of October, 2002.

FIRST DATA CORPORATION

By:	/s/ Joseph C. Mullin
Name: Joseph C. Mullin
Title: Assistant Secretary

CALL INTERACTIVE HOLDINGS LLC

By:	/s/ Joseph C. Mullin
Name: Joseph C. Mullin
Title: Assistant Secretary

SCHEDULE I

MEMBERS AND MEMBERSHIP INTEREST

Member	Membership Interest

First Data Corporation	100%
6200 South Quebec Street
Greenwood Village, Colorado 80111